Exhibit 10.7

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE AGREEMENT (the “Fourth Amendment”) is entered into as of the 7th day of June, 2017 (the “Effective Date’), by and between Prologis, L.P., a Delaware limited partnership (“Landlord”),  and Capstone Turbine Corporation, a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant have entered into a Lease dated September 25, 2000 (the “Original Lease’), as amended by First Amendment to Lease dated October 7, 2008,  Second Amendment to Lease dated July 15, 2009 and a Third Amendment to Lease dated March 28, 2013 (collectively “Lease”), pursuant to which Landlord leased to Tenant certain premises consisting of approximately 78,711 square feet located at 16640 Stagg Street, Van Nuys, California 91406 (the “Premises”), such lease, as heretofore modified, being herein referred to as the “Lease”.

WHEREAS, Landlord and Tenant desire to modify the Lease on the terms and conditions set forth below.

A G R E E M E N T:

NOW THEREFORE, in consideration of the Premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.

The Lease Term is extended for sixty-two  (62) months, such that the Lease shall terminate on February 28, 2023 (the “Third Extension Term”).  The Third Extension Term shall commence on January 1, 2018 (“Third Extension Term Commencement Date”), and shall expire, unless early terminated pursuant to the terms of the Lease, on February 28, 2023 (the “Third Extension Term Expiration Date”).  All of the terms and conditions of the Lease shall remain in full force and effect during Third Extension Term except as set forth in this Fourth Amendment including that the Monthly Base Rent shall be as follows:

	Period		Monthly Base Rent
January 1, 2018	through	February 28, 2018	$0.00*
March 1, 2018	through	December 31, 2018	$66,846.17
January 1, 2019	through	December 31, 2019	$68,851.55
January 1, 2020	through	December 31, 2020	$70,917.10
January 1, 2021	through	December 31, 2021	$73,044.61
January 1, 2022	through	December 31, 2022	$75,235.95
January 1, 2023	through	February 28, 2023	$77,493.03

* During the two (2) months of free Base Rent period, Tenant shall be responsible for Operating Expenses as set forth in the Lease.

2.

Effective on the Effective Date, the current Security Deposit of $44,078.00 as set forth in the Original Lease shall be increased by $25,922.00, so that as of such date and throughout the remainder of the Lease Term including the Third Extension Term, the Security Deposit shall reflect a total amount of $70,000.00 which shall be held by pursuant to the terms of the Original Lease.

3.

Effective on the Effective Date, Tenant shall no longer be responsible for future amortized repayments of the 2005 HVAC Compressor, 2005 HVAC Replacement, 2007 Replacement and 2015 Landscape Improvements.  Tenant shall continue to pay all other Operating Expenses as provided in the Original Lease.  However, promptly following the mutual execution of this Fourth Amendment, Landlord shall replace the HVAC units tagged as A/C-1, A/C-5, and A/C-6 and, notwithstanding anything contained in the Lease to the contrary, the cost and expense thereof without an interest rate, shall be fully amortized over fifteen (15) years and reimbursed to Landlord over the Lease Term including any extension or renewal thereafter exercised.

4.

Notwithstanding anything contained herein to the contrary, Landlord shall contribute a Tenant improvement allowance up to a maximum amount of $157,422.00 (the “TI Allowance”), toward Landlord approved Fourth Amendment Alterations to the Premises, which may include, construction of mutually agreed upon Tenant Improvements and other interior alterations desired by Tenant and reasonably approved by Landlord (“Fourth Amendment Alterations”). Landlord’s approval of the Fourth Amendment Alterations shall not be unreasonably withheld, delayed or conditioned. Landlord acknowledges that the timing of Fourth Amendment Alterations may be such that they are completed in various phases and Tenant may request the TI Allowance in corresponding portions, subject to the terms of this Section 4. Any particular request for payment of any portion of the TI Allowance shall be made no more often than one time per month and shall be paid by Landlord to Tenant within 30 days following Landlord’s receipt of (i) a written request from Tenant setting forth the portion of the TI Allowance being requested, (ii) completion of the portion of the Fourth Amendment Alterations    corresponding to the requested TI Allowance amounts as reasonably determined by Landlord’s Construction Manager, (iii) Landlord’s receipt of Tenant’s invoice from Tenant’s contractors and subcontractors (the “Tenant’s Contractors”) substantiating the costs related thereto, and (iv) Landlord’s receipt of conditional lien waivers from all Tenant’s Contractors who did work on the portion of the Fourth Amendment Alterations for which Tenant is request a TI Allowance payment.  Landlord shall be entitled to withhold $10,000 retention of the TI Allowance, which shall be released upon receipt of (A) a final Tenant invoice substantiating the final costs related to the Fourth Amendment Alterations, and (B) Landlord’s receipt of a final and unconditional lien waivers from all contractors and subcontractors who did work on the Fourth Amendment Improvements.  Landlord shall be under no obligation to pay for any Fourth Amendment Alterations to the Premises in excess of the TI Allowance.  Further, such TI Allowance shall only be available for Tenant’s use through December 31, 2018, and Tenant hereby waives any and all rights to any portion of the TI Allowance which has not been submitted for payment by Tenant as set forth herein,  as of January 1, 2019. Landlord shall not charge Tenant any construction management or supervision fee in connection with the Fourth Amendment Alterations.

5.

Landlord shall provide Tenant with one (1) Renewal Option per the terms and conditions outlined in Addendum 1 attached to this Fourth Amendment and by reference incorporated herein. Any prior renewal, extension or termination options (other than arising in connection with casualty or condemnation events, as it might be set forth in the Lease)  shall be null and void with no further force or effect.

6.

Landlord shall complete the Fourth Amendment Improvements as set forth in Addendum 2 attached hereto and by reference incorporated herein. Except for the Fourth Amendment Improvements, Tenant accepts the Premises in its “as is” condition for the Third Extension Term, subject to any Landlord’s obligations to maintain and repair the Premises set forth in the Lease, with no warranties or representations except as otherwise set forth in the Original Lease.

7.	Except as otherwise expressly provided herein, all defined terms used in this Fourth Amendment shall have the same respective meanings as are provided for such defined terms in the Lease.

8.

Notwithstanding anything provided in the Lease to the contrary but still subject to the provisions set forth in Section 13 of the Original Lease, effective on May 1, 2017, and on or before the first day of each month thereafter,  Tenant shall make all payments required to be made by Tenant to Landlord under the Lease (or to such other party as Landlord may from time to time specify in writing) may only be made by Electronic Fund Transfer (“EFT”) of immediately available federal funds before 11:00 a.m., Eastern Time of the due date at such place, within the continental United States, as Landlord may from time to time designate to Tenant in writing.

9.	The notice addresses for Landlord and Tenant during the Lease Term, as extended, shall be as follows:

Landlord:	Prologis, L.P.
c/o Prologis
17777 Center Court Drive North, Suite 100
Cerritos, California 90703

With a copy to:	Prologis
4545 Airport Way
Denver, Colorado 80239
Attention: General Counsel

Tenant:	Capstone Turbine Corporation
21211 Nordhoff Street
Chatsworth, California 91311
Attention: Jayme Brooks

With a copy to:	Capstone Turbine Corporation
21211 Nordhoff Street
Chatsworth, California 91311
Attention: Legal Department

10.

Within fifteen (15) days of Landlord’s written request, Tenant agrees to deliver to Landlord such reasonable information and/or documents as Landlord requires for Landlord to comply with California Public Resources Code Section 25402.10, or successor statute(s), and California Energy Commission adopted regulations set forth in California Code of Regulations, Title 20, Division 2, Chapter 4, Article 9, Sections 1680-1685, and successor and related California Code of Regulations, relating to commercial building energy ratings.  Landlord makes the following statement based on Landlord’s actual knowledge in order to comply with California Civil Code Section 1938: The Building and Premises have not undergone an inspection by a Certified Access Specialist (CASp).  A Certified Access Specialist (CASp) can inspect the subject Premises and determine whether the subject Premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject Premises, the Landlord may not prohibit the Tenant from obtaining a CASp inspection of the subject Premises for the occupancy or potential occupancy of the Tenant, if requested by the Tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.  Landlord and Tenant hereby agree that a Tenant-requested CASp inspection shall be at Tenant’s sole cost and expense and a Landlord-requested CASp inspection shall be at Landlord’s sole cost and expense, and that the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises stated in any such completed CASp inspection shall be governed by and paid pursuant to Paragraph 4.2 (viii) and 6.3 of the Lease.

11.

Tenant and Landlord represent and warrant that the parties have dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, other than Carlo Brignardello with Cresa Los Angeles (“Tenant’s Broker”),  and Tenant and Landlord agree to indemnify and hold each other harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord with regard to this leasing transaction. Landlord shall be responsible for paying any commissions in connection with this Fourth Amendment.

12.

Insofar as the specific terms and provisions of this Fourth Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Lease, the terms and provisions of this Fourth Amendment shall govern and control; in all other respects, the terms, provisions and exhibits of the Lease shall remain unmodified and in full force and effect.

13.

Landlord and Tenant hereby agree that (i) this Fourth Amendment is incorporated into and made a part of the Lease, (ii) any and all references to the Lease hereinafter shall include this Fourth Amendment, and (iii) the Lease and all terms, conditions and provisions of the Lease are in full force and effect as of the date hereof, except as expressly modified and amended in this Fourth Amendment.

14.

Any obligation or liability whatsoever of Prologis, a Maryland real estate investment trust, which may arise at any time under this Lease or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction, or undertaking contemplated hereby shall not be personally binding upon, nor shall resort for the enforcement thereof be had to the property of, its trustees, directors, shareholders, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort, or otherwise.

signatures on following page

IN WITNESS WHEREOF, the parties hereto have signed this Fourth Amendment as of the day and year first above written.

____________________________	Prologis, Inc., a Maryland ____________________________
TENANT: Capstone Turbine Corporation a Delaware corporation By: /s/ Jayme Brooks Name: Jayme Brooks Title: CFO & CAO	LANDLORD: PROLOGIS, L.P. a Delaware limited partnership By: Prologis, Inc., a Maryland corporation, its general partner By: /s/Robert B. Antrobius Name: Robert B. Antrobius Title: SVP

ADDENDUM 1

ONE RENEWAL OPTION AT MARKET

(BASEBALL ARBITRATION)

ATTACHED TO AND A PART OF THE FOURTH AMENDMENT TO THE LEASE

DATED June 7, 2017, BETWEEN

PROLOGIS, L.P.,  a Delaware limited partnership

and

CAPSTONE TURBINE CORPORATION, a Delaware corporation

(a)Provided that as of the time of the giving of the Extension Notice by Tenant and the Commencement Date of the Fourth Extension Term, (i) Tenant is the Tenant originally named herein or a Tenant Affiliate, (ii) Tenant actually occupies all of the Premises initially demised under this Lease and any space added to the Premises, and (iii) no Tenant Default exists either at the time of Tenant’s notice or as of the Commencement Date of the Fourth Extension Term; then Tenant shall have the right to extend the Lease Term for an additional term of five (5) years (such additional term is hereinafter called the "Fourth Extension Term") commencing on the day following the Third Extension Term Expiration Date (hereinafter referred to as the "Commencement Date of the Fourth Extension Term").  Tenant shall give Landlord written notice (hereinafter called the "Extension Notice") of its election to extend the term of the Lease Term at least nine (9) months, but not more than twelve (12) months, prior to the scheduled expiration date of the Lease Term.

(b)The Base Rent payable by Tenant to Landlord during the Fourth Extension Term shall be the Fair Market Rent, as defined and determined pursuant to Paragraphs (c), (d), and (e) below.

(c)The term "Fair Market Rent" shall mean the Base Rent, expressed as an annual rent per square foot of floor area, which Landlord would have received from leasing the Premises for the Fourth Extension Term to an unaffiliated person which is not then a tenant in the project of which the Premises are a part, assuming that such space were to be delivered in "as-is" condition, and taking into account the rental which such other tenant would most likely have paid for such premises and taking into account other completed leases in comparable buildings in the Van Nuys market (the “Comparable Leases”), including Base Rent market escalations.    The Fair Market Rent shall not be reduced by reason of any costs or expenses saved by Landlord by reason of Landlord's not having to find a new tenant for the Premises (including without limitation brokerage commissions, cost of improvements necessary to prepare the space for such tenant's occupancy, rent concession, or lost rental income during any vacancy period)  but, without modifying the “Fair Market Rent” rate, Landlord shall take into account:  (i) any tenant improvement allowances provide or the cost of improvements spent by landlords in the Comparable Leases, and (ii) any rent concession such as rent abatement provided by landlords in Comparable Leases (collectively the “Comparable Leases Concessions”).   Fair Market Rent means only the rent component defined as Base Rent in the Lease and does not include reimbursements and payments by Tenant to Landlord with respect to Operating Expenses and other items payable or reimbursable by Tenant under the Lease.  In addition to its obligation to pay Base Rent (as determined herein), Tenant shall continue to pay and reimburse Landlord as set forth in the Lease with respect to such Operating Expenses and other items with respect to the Premises during the Fourth Extension Term.  The arbitration process described below shall be limited to the determination of the Base Rent and Fair Market Rent and shall not affect or otherwise reduce or modify the Tenant's obligation to pay or reimburse Landlord for such Operating Expenses and other reimbursable items.

(d)Landlord shall notify Tenant of its determination of the Fair Market Rent (which shall be made in Landlord's sole discretion) for the Fourth Extension Term, and Tenant shall advise Landlord of any objection within 10 business days of receipt of Landlord's notice.  Failure to respond within the 10-business day period shall constitute Tenant's rejection (“Deemed Rejection”) of such Fair Market Rent. If Tenant objects, Landlord and Tenant shall commence negotiations to attempt to agree upon the Fair Market Rent within 30 days of Landlord's receipt of Tenant's notice.  If the parties cannot agree within said 30-day period, each acting in good faith but without any obligation to agree, or if there is a Deemed Rejection of Landlord’s Fair Market Rent, then the Lease Term shall not be extended and shall terminate on its scheduled termination date and Tenant shall have no further right hereunder or any remedy by reason of the parties' failure to agree unless Tenant or Landlord invokes the arbitration procedure provided below to determine the Fair Market Rent.

(e)Arbitration to determine the Fair Market Rent shall be in accordance with the Real Estate Valuation Arbitration Rules of the American Arbitration Association.  Unless otherwise required by state law, arbitration shall be conducted in the metropolitan area where the Project is located by a single arbitrator unaffiliated with either party.  Either party may elect to arbitrate by sending written notice to the other party and the Regional Office of the American Arbitration Association within 10 business days after the 30-day negotiating period provided in Paragraph (d), invoking the binding arbitration provisions of this paragraph.  Landlord and Tenant shall each submit to the arbitrator their respective proposal of Fair Market Rent.  The arbitrator must choose between the Landlord's proposal and the Tenant's proposal and may not compromise between the two or select some other amount.  The cost of the arbitration shall be paid by Landlord if the Fair Market Rent is that proposed by Landlord and by Tenant if the Fair Market Rent is that proposed by Tenant; and shall be borne equally otherwise.  If the arbitrator has not determined the Fair Market Rent as of the end of the Lease Term, Tenant shall pay 103 percent of the Base Rent in effect under the Lease as of the end of the Lease Term until the Fair Market Rent is determined as provided herein.  Upon such determination, Landlord and Tenant shall make the appropriate adjustments to the payments between them.

(f)The parties consent to the jurisdiction of any appropriate court to enforce the arbitration provisions of this Fourth Amendment and to enter judgment upon the decision of the arbitrator.

(g)Except for the Base Rent and Fair Market Rent as determined above, Tenant's occupancy of the Premises during the Fourth Extension Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the initial Lease Term; provided, however, Tenant shall have no further right to extend the Lease

Term pursuant to this Fourth Amendment or to any allowances, credits or abatements (except for the allowances, credits or abatements expressly set forth in this Fourth Amendment) or options to expand, contract, renew or extend the Lease.

(h)If Tenant does not send the Extension Notice within the period set forth in Paragraph (a), Tenant's right to extend the Lease Term shall automatically terminate.  Time is of the essence as to the giving of the Extension Notice and the notice of Tenant's objection under Paragraph (d).

(i)Landlord shall have no obligation to refurbish or otherwise improve the Premises for the Fourth Extension Term except for any on-going Landlord’s obligations to repair and maintain the Premises as set forth in the Lease.  The Premises shall be tendered on the Commencement Date of the Fourth Extension Term in "as-is" condition subject to any on-going Landlord’s obligations to repair and maintain the Premises as set forth in the Lease.

(j)If the Lease is extended for the Fourth Extension Term, then Landlord shall prepare and Tenant and Landlord shall execute an amendment to the Lease confirming the extension of the Lease Term and the other provisions applicable thereto.

(k)If Tenant exercises its right to extend the term of the Lease for the Fourth Extension Term pursuant to this Addendum, the term “Lease Term" as used in the Lease, shall be construed to include, when practicable, the Fourth Extension Term except as provided in (g) above.

ADDENDUM 2

COMSTRUCTION

(TURNKEY)

ATTACHED TO AND A PART OF THE FOURTH AMENDMENT TO THE LEASE

DATED June 7, 2017, BETWEEN

PROLOGIS, L.P.,  a Delaware limited partnership

and

CAPSTONE TURBINE CORPORATION, a Delaware corporation

(a)Landlord agrees to furnish or perform at Landlord's sole cost and expense those items of construction and those improvements (the "Fourth Amendment Improvements") specified below:

•	Install one (1) solid state door detector in the existing elevator in the Premises
•	Install one (1) solid state starter in the existing elevator in the Premises

(b)If Tenant shall desire any changes, Tenant shall so advise Landlord in writing and Landlord shall determine whether such changes can be made in a reasonable and feasible manner.  Any and all costs of reviewing any requested changes, and any and all costs of making any changes to the Fourth Amendment Improvements which Tenant may request and which Landlord may agree to shall be at Tenant's sole cost and expense and shall be paid to Landlord upon demand and before execution of the change order.

(c)Landlord shall proceed following the Effective Date with and complete in a timely manner the construction of the Fourth Amendment Improvements.  As soon as such improvements have been Substantially Completed, Landlord shall notify Tenant in writing of the date that the Fourth Amendment Improvements were Substantially Completed.  The Fourth Amendment Improvements shall be deemed substantially completed ("Substantially Completed") when, in the opinion of the construction manager (whether an employee or agent of Landlord or a third party construction manager) ("Construction Manager"), the Fourth Amendment Improvements are substantially completed except for punch list items which do not prevent in any material way the use of the Fourth Amendment Improvements for the purposes for which they were intended.  In the event Tenant, its employees, agents, or contractors cause construction of such improvements to be delayed, the date of Substantial Completion shall be deemed to be the date that, in the reasonable opinion of the Construction Manager, Substantial Completion would have occurred if such delays had not taken place.  Without limiting the foregoing, Tenant shall be solely responsible for delays caused by Tenant's request for any changes in the plans, Tenant's request for long lead items or Tenant's interference with the construction of the Fourth Amendment Improvements, and such delays shall not cause a deferral of the Third Extension Term Commencement Date beyond what it otherwise would have been.  After the date the Fourth Amendment Improvements are Substantially Complete Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of delivery of the Fourth Amendment Improvements.  In the event of any dispute as to the Substantial Completion of Fourth Amendment Improvements the certificate of the Construction Manager shall be conclusive absent manifest error.

(d)Delay in completing the Fourth Amendment Improvements to the Premises shall not serve to extend the term of the Third Extension Term or to make Landlord liable for any damages arising therefrom.